Exhibit (a)(xi)

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND

ANNOUNCES PRELIMINARY RESULTS OF ITS MODIFIED “DUTCH AUCTION” TENDER OFFER

DENVER – August 7, 2015 — Dividend Capital Diversified Property Fund Inc. (“DPF”), a public reporting, daily NAV REIT (NASDAQ: ZDPFEX; ZDPFAX; ZDPFWX; ZDPFIX), announced today the preliminary results of its modified “Dutch Auction” tender offer for the purchase of shares of DPF’s unclassified common stock, par value $0.01 per share, also referred to as “Class E” shares, for cash in an amount up to $115 million (the “Offer”). The Offer expired at 5:00 p.m., Central Time, on August 5, 2015.

Based on the preliminary count by DST Systems, Inc. (“DST”), the depositary, paying agent and information agent for the Offer, a total of 17,350,442 Class E shares were properly tendered and not properly withdrawn at or below the final purchase price of $7.25 per share. In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), DPF has the option to increase the number of shares accepted for payment in the Offer by up to 2% of the outstanding Class E shares without amending or extending the Offer. In order to honor 100% of stockholders that tendered Class E shares at or below $7.25 per share, the Company decided to increase the number of shares accepted for payment in the Offer.

In accordance with the terms and conditions of the Offer, and based on the preliminary count by DST, DPF expects to accept for purchase 17,350,442 Class E shares properly tendered and not properly withdrawn prior to the expiration of the Offer at a purchase price of $7.25 per share, for an aggregate cost of approximately $125.8 million, excluding fees and expenses relating to the Offer. Based on this preliminary count, the 17,350,442 Class E shares expected to be purchased in the Offer represent approximately 11.0% of DPF’s issued and outstanding Class E shares as of August 5, 2015. Based on these preliminary numbers, DPF anticipates that, following settlement of the Offer, it will have approximately 141,080,405 Class E shares outstanding.

The number of Class E shares expected to be purchased in the Offer and the expected purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by DST. The final number of Class E shares to be purchased and the final purchase price will be announced following the completion by DST of the confirmation process. Payment for the Class E shares accepted for purchase pursuant to the Offer, and the return of all other shares tendered and not purchased, will occur promptly thereafter, in accordance with applicable law. Payment will be made in cash, less any applicable withholding taxes and without interest.

Important Notice

This press release is a summary provided for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of DPF. Questions and requests for assistance may be directed to DST Systems, Inc., the information agent for the Offer, by telephone toll free at 888-310-9352.

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About Dividend Capital Diversified Property Fund

Dividend Capital Diversified Property Fund is a public reporting, daily NAV vehicle based in Denver, CO that invests in a diversified portfolio of commercial real estate assets. DPF owned 58 properties totaling approximately 9.3 million square feet in 21 geographic markets as of March 31, 2015. More information is available at www.dividendcapitaldiversified.com.

Forward-Looking Information

This press release contains forward-looking statements. Words such as “may,” “will,” “expect(s),” “could,” “should,” and “continue” and similar statements are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results that are materially different than those described in the forward-looking statements. DPF cannot give assurance that its expectations will be attained. Readers are cautioned not to place undue reliance on these forward-looking statements. Among the factors that may cause DPF’s results to vary are general economic and business (particularly real estate and capital market) conditions being less favorable than expected, changes in laws or regulations (including changes to laws governing the taxation of real estate investment trusts), failing to meet capital raising goals and other risks detailed in DPF’s 2014 Annual Report and our Annual Report on Form 10-K filed with the SEC (which is available at www.sec.gov), as well as risks detailed in our other filings made from time to time with the SEC. Except as required by applicable securities laws, DPF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

Contact

Eric Paul

Dividend Capital

(303) 228-2200